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                                                                    Exhibit 99.1

                        [LETTERHEAD OF NATIONAL STEEL]

News Release
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       Media Contact:            Leon L. Judd
                                 (219) 273-7631

    Analyst/Investor Contact:    Joseph A. Rainis
                                 (219) 273-7158


                NATIONAL STEEL ANNOUNCES PROPOSED SALE OF COKE
                                 OVEN BATTERY

Mishawaka, IN, April 18, 1997--National Steel Corporation (NYSE:NS) announced today it has reached an agreement in principle to sell its coke oven battery at its Great Lakes Division and other related assets, including coal inventories, to a subsidiary of DTE Energy Co. National Steel has agreed to continue to operate and maintain the coke oven battery on a contract basis, and will be obligated to buy the majority of the coke produced at the facility over the next 12 years, to the extent of its requirements.

National Steel expects to receive unrestricted proceeds of approximately $225 million from this transaction, plus the value of the coal inventory. Although this transaction will result in an after-tax loss of approximately $25 million, the impact on future earnings is expected to be positive. Approximately $157 million of the proceeds will be used to strengthen National Steel's balance sheet by repaying the outstanding indebtedness on the coke battery. The Company is evaluating alternatives with respect to its use of the remaining proceeds from this transaction.

The sale is subject to the parties reaching a definitive agreement on all aspects of the transaction as well as customary regulatory review and approval of both companies' Boards of Directors.

All statements contained in this press release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Annual Report and Form 10-K for the year ended December 31, 1996.

Headquartered in Mishawaka, Indiana, National is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,500 people.